EXHIBIT 21.1

LIST OF SUBSIDIARIES

SUBSIDIARY	LOCATION	INCORPORATED

BPO Management Services, Ltd.*	Winnipeg, Canada	Canada

Blue Hill Data Services, Inc.	Pearl River, NY	New York

Human Resource Micro-Systems, Inc.	San Francisco, CA	California

NetGuru Systems, Inc.	Waltham, MA	New Hampshire

Research Engineers, GmbH	Herne, Germany	Germany

Healthaxis, Ltd.	Irving, TX	Texas

Healthaxis Imaging Services, LLC.	Irving, TX	Texas

Satellite Image Systems (Jamaica) Limited	Jamaica	Jamaica

Healthaxis Production Processing Inc.	Irving, TX	Texas

* Formed by amalgamation of ADAPSYS Document Management LP, Novus Imaging Solutions, Inc, and DocuCom Imaging Solutions, Inc. in January 2008